BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090503

Filed in the office of	Document Number
Barbara K. Cegavske	20170475272-07
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 11/07/2017 2:00 PM
	Entity Number C21370-2003

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

MANUFACTURED HOUSING PROPERTIES INC.

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated
Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☒ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☒ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: *November 7, 2017* Time:
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MANUFACTURED HOUSING PROPERTIES INC.

In accordance with the Nevada Revised Statutes 78.403, 82.371 and other applicable statutes (collectively, the "NRS"), the following has been adopted by the Board of Directors and Stockholders of Manufactured Housing Properties Inc. as the Amended and Restated Articles of Incorporation for such Corporation.

ARTICLE ONE

Name

The name of the corporation is Manufactured Housing Properties Inc. (the "Corporation").

ARTICLE TWO

Period of Duration

The period of duration of the Corporation is perpetual or until dissolved or merged or consolidated in some lawful manner.

ARTICLE THREE

Purpose and Powers

1. Purpose. The purpose for which the Corporation is organized is to engage in any lawful acts or activities for which corporations may be organized under the NRS.

2. Powers. Subject to any specific written limitations or restrictions imposed by the NRS, by other law, or by these Articles of Incorporation, and solely in furtherance thereof, but not in addition to the purposes set forth in Section 1 of this Article Three, the Corporation shall have and exercise all of the powers specified in the NRS, which powers are not inconsistent with these Articles of Incorporation.

ARTICLE FOUR

Capitalization, Preemptive Rights and Voting

1. Authorized Shares. The Corporation shall have authority to issue two classes of shares to be designated respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Ten Million (210,000,000), of which Two Hundred Million (200,000,000) shall be Common Stock and Ten Million (10,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of $.01, and each share of Preferred Stock shall have a par value of $.01.

The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series, at the discretion of the Board of Directors without Stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited, or no voting powers) and such designations, powers, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors prior to the issuance thereof. The Board of Directors is hereby expressly vested with the authority, to the fullest extent now or hereafter provided by law, to adopt any such resolution or resolutions. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which dividends, if any, shall accrue.

2. Preemptive Rights. No holder of shares of capital stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any capital stock of any class which the Corporation may issue or sell, whether or not exchangeable for any capital stock of the Corporation of any class or classes, whether issued out of unissued shares authorized by this Certificate of Incorporation as originally filed or by any amendment thereof, or out of shares of capital stock of the Corporation acquired by it after the issue thereof; nor shall any holder of shares of capital stock of the Corporation, as such holder, have any right to purchase, acquire or subscribe for any securities which the Corporation may issue or sell whether or not

convertible into or exchangeable for shares of capital stock of the Corporation of any class or classes, and whether or not any such securities have attached or appurtenant thereto warrants, options or other instruments which entitle the holders thereof to purchase, acquire or subscribe for shares of capital stock of any class or classes.

3. Voting. In the exercise of voting privileges, each holder of shares of the Common Stock of the Corporation shall be entitled to one (1) vote for each share held in his name on the books of the Corporation, and each holder of any series of Preferred Stock of the Corporation shall have such voting rights, if any, as shall be specified for such series. In all elections of Directors of the Corporation, cumulative voting is expressly prohibited. As such, each holder of shares of capital stock of the Corporation entitled to vote at the election of Directors shall have the right to vote, in person or by proxy, all or any portion of such shares for or against each individual Director to be elected and shall not be entitled to vote for or against any one Director more than the aggregate number of shares held by such holder which are entitled to vote on the election of such Directors. With respect to any action to be taken by the Stockholders of the Corporation as to any matter other than the election of Directors, the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Corporation entitled to vote thereon and represented in person or by proxy at a meeting of the Stockholders at which a quorum is present shall be sufficient to authorize, affirm, ratify or consent to such action. Any action required by the NRS to be taken at any annual or special meeting of the Stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of a majority of the outstanding shares of the capital stock of the Corporation entitled to vote thereon and shall be delivered to the Corporation by delivery to its registered office in Nevada, its principal place of business or an officer or agent of the Corporation having custody of the Corporation's minute book.

3. Limitation on Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders; (ii)

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the Director derived an improper personal benefit. If the NRS or other applicable provision of Nevada law hereafter is amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director of this Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the NRS or other applicable provision of Nevada law as amended. Any repeal or modification of Section 3 of this Article Four by the Stockholders of this Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

4. Election and Removal of Directors. Election of Directors need not be by written ballot. Any Director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of Directors, except as otherwise provided by law and except if the Directors of the Corporation are ever divided into two or three classes, any Director may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election for such class of Directors.

ARTICLE FIVE

Special Powers of Board of Directors

In furtherance and not in limitation of the powers conferred under the NRS, the Board of Directors is expressly authorized:

1. To adopt, amend or repeal the Bylaws of the Corporation;
2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;
3. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose, and to abolish any such reserve in the manner in which it was created;

4. By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation; the board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee; any such committee, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, except to the extent that the NRS requires a particular matter to be authorized by the Board of Directors, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the Bylaws may provide that in the absence or disqualification of any member of the committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member; and

5. When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a Stockholders meeting duly called upon such notice as is required by statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and in the best interests of the Corporation.

ARTICLE SIX

Additional Powers in Bylaws

The Corporation may in its Bylaws confer powers and authorities upon the Board of Directors in addition to the foregoing and those expressly conferred upon them by the NRS.

ARTICLE SEVEN

Transactions with Interested Directors and Officers

No contract or transaction between the Corporation and one or more of its Directors or Officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Directors or Officers of the Corporation are Directors, Officers or partners, or have a financial interest, shall be void or voidable solely by reason of such relationship, or solely because the Director or Officer is present at or participates in the meeting of the Board of Directors of the Corporation or committee thereof that authorizes the contract or transaction, or solely because his or their votes are counted for such purposes, if any one of the following conditions are met:

1. The material facts concerning the relationship or interest of the Director or Officer and the material facts concerning the contract or transaction are disclosed or are known to the Board of Directors of the Corporation or the committee thereof that considers the contract or transaction, and the Board of Directors of the Corporation or committee thereof in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

2. The material facts concerning the relationship or interest of the Director or Officer and the material facts concerning the contract or transaction are disclosed or are known to the Stockholders of the Corporation entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the Stockholders of the Corporation at any annual or special meeting of Stockholders called for that purpose; or

3. The contract or transaction is fair to the Corporation at the time it is authorized, approved or ratified by the Board of Directors of the Corporation, a committee thereof, or the Stockholders of the Corporation.

Common or interested Directors may be counted in determining the presence of a quorum at a meeting or the Board of Directors of the Corporation or of a committee thereof that authorizes such contract or transaction.

ARTICLE EIGHT

Indemnification

Section 1. Indemnification of Directors and Officers. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (the "Proceeding"), by reason of the fact that he is or was an Officer or a Director of the Corporation, or who, while a Director or Officer of the Corporation, is or was serving at the request of the Corporation as a Director, Officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the NRS against all judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such Proceeding. Such right shall be a contract right and as such shall run to the benefit of any Director or Officer, who is elected and accepts the position of Director or Officer of the Corporation or who elects to continue to serve as a Director or Officer of the Corporation, while this Article Ten is in effect. Such right shall include the right to require advancement by the Corporation of reasonable expenses (including attorneys' fees) incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made by the Corporation only upon delivery to the Corporation of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under the NRS and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be ultimately determined that such person has not

satisfied such requirements. Any repeal or modification of Section 1 of this Article Ten by the Stockholders of the Corporation shall be prospective only and shall not limit the rights of a Director or Officer of the Corporation or the obligations of the Corporation with respect to any claim for indemnification in accordance with the provisions of this Article Ten arising from or related to the acts or inactions of such Director or Officer prior to any such repeal or modification.

2. Nature of Indemnification. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights permitted by law to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of Stockholders or otherwise, and shall continue as to a person who has ceased to be a Director or Officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

3. Insurance. The Corporation shall have power to purchase and maintain insurance or another arrangement on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Ten or the NRS.

ARTICLE NINE

Arrangements with Creditors

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of this Corporation or of any creditor or Stockholder thereof or on the application of any receiver or receivers appointed for this Corporation, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation, order a meeting of the creditors or class of creditors, or of the Stockholders or class of Stockholders of this

Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the Stockholders or class of Stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE TEN

Amendment of Bylaws

The Board of Directors of the Corporation shall have the power to adopt, alter, amend or repeal the Bylaws of the Corporation. Notwithstanding the preceding, the Stockholders of the Corporation shall also have the power to adopt, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE ELEVEN

Amendments

The Corporation reserves the right to amend, alter, change or repeal any provision continued in this Certificate of Incorporation or in its Bylaws in the manner now or hereafter prescribed by the NRS or this Certificate of Incorporation, and all rights conferred on Stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

Captions

The captions used in this Certificate of Incorporation are for convenience only and shall not be construed in interpreting the provisions hereof.

IN WITNESS WHREOF, the undersigned has caused this document to be executed on November 7, 2017.

MANUFACTURED HOUSING PROPERTIES INC.

By: ______________________________
Raymond M. Gee
Chief Executive Office, President and Sole Director